ULURU NEWS

Contact: Company
Renaat Van den Hooff
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2009

Addison, Texas, March 24, 2010; ULURU Inc. (NYSE AMEX: ULU) today announced its financial results for the fourth quarter and year ended December 31, 2009.

For the fourth quarter of 2009, the Company reported a net loss of $1.7 million, or $0.02 per share, compared with a net loss of $2.9 million, or $0.04 per share, for the same period last year.  For the year ended December 31, 2009, the Company reported a net loss of $9.2 million, or $0.14 per share, compared with a net loss of $9.8 million, or $0.15 per share, in the same period of 2008. At December 31, 2009, the Company held cash and cash equivalents of approximately $1.9 million, compared with $7.6 million at December 31, 2008.  As of March 1, 2010, the Company held cash and cash equivalents of approximately $2.34 million.

Commenting on the financial results Renaat Van den Hooff, President and CEO stated, “During the fourth quarter we continued with our restructured business operation which has provided us with a reduced cost structure while allowing us to further our strategic goals. We have expanded our network of high quality independent sales representatives throughout the country. We are continuing to expand our new customer base since the implementation of our new sales and marketing approach and we are encouraged that this strategy will result in accelerated revenue growth.”

Mr. Van den Hooff continued: “During the past year, Altrazeal™ has continued to generate very positive clinical results and demonstrate its versatility in a wide variety of wound types and clinical settings. We completed our first randomized clinical trial, published two peer reviewed journal articles and made 39 poster presentations, some of which were authored by nationally recognized key opinion leaders.  In 2010 the continued clinical progress will be further communicated to doctors and nurses through a series of poster presentations and workshops, starting in April 2010 with the upcoming major wound care conferences including APWCA and SAWC.  Also, in 2009 we obtained a temporary HCPCS code for reimbursement for Altrazeal™.  We also established relationships with several authorized Medicare billing companies. From a business development perspective we have made significant progress with prospective partners and we expect to enter into several strategic partnerships in the course of 2010”

Mr. Van den Hooff added: “Lastly, we completed a sale of our common stock in February 2010 that provided us with net proceeds of approximately $900,000.  Based on our current business plan, we believe that our existing liquidity, projected sales of our existing products together with licensing and other anticipated revenues, will allow us to meet our working capital requirements at least through the third quarter of 2011.”

Operating Results

Revenues

Revenues for the fourth quarter of 2009 were $233,000, compared to $257,000 for the fourth quarter of 2008.  The decrease of approximately $14,000 in revenues from the fourth quarter of 2008 compared to the fourth quarter of 2009 was primarily due to lower licensing fees of $34,000 relating to our Zindaclin® and OraDisc™ technologies and a decrease of $32,000 in sponsored research.

For the year ended December 31, 2009, revenues were $668,000, compared to $733,000 for the same period of 2008.  The decrease of approximately $66,000 in revenues was entirely due to lower Aphthasol™ product sales of $166,000 as our distributor did not purchase any Aphthasol™ in 2009.

Research and Development

Research and development expenses for the fourth quarter of 2009 were $244,000, including $34,000 in share-based compensation, compared to $861,000, including $43,000 in share-based compensation, for the fourth quarter of 2008.  The decrease of approximately $617,000 in research and development expenses was primarily due to lower costs of $296,000 associated with decreased development efforts associated with our Altrazeal™ and OraDisc™ technologies.  There were also lower costs associated with regulatory consulting of $78,000 and savings of $217,000 due to the Company’s compensation reduction plan that was initiated in June 2009.

For the year ended December 2009, research and development expenses were $2.25 million, including $320,000 in share-based compensation, compared to $3.5 million, including $162,000 in share-based compensation, for the same period in 2008. The decrease of approximately $1.25 million in research and development expenses was due primarily to the Company’s business plan restructuring in July 2009 which contributed to decreases in direct research costs of $908,000 and in scientific personnel costs of $350,000.

Selling, general and administrative

Selling, general and administrative expenses for the fourth quarter of 2009 were $624,000, including $130,000 in share-based compensation, compared to $2.02 million, including $232,000 in share-based compensation, for the fourth quarter of 2008.  The decrease of approximately $1.4 million in selling, general and administrative expenses was due primarily to reduced costs for marketing and selling expenses of $1.0 million related to the implementation of the Company’s revised sales and marketing plan, savings of $164,000 in administrative costs due to the Company’s compensation reduction plan, and a decrease in legal and consulting fees of $135,000.

For the year ended December 2009, selling, general and administrative expenses were $5.67 million, including $1.3 million in share-based compensation, compared to $6.0 million, including $0.9 million of share-based compensation, for the same period in 2008.  The decrease of approximately $327,000 in selling, general and administrative expenses was influenced by the Company’s business plan restructuring in July 2009 which contributed to reductions in several areas, the majority occurring in sales and marketing cost savings of $283,000 as we transitioned to an independent sales representative model.  These expense decreases were partially offset by an increase in legal fees of $203,000 associated with filings made with the Securities and Exchange Commission, financing activities (including our completed stock offering in November 2009), and the proposed York Pharma acquisition.  The increase in administrative compensation includes approximately $394,000 of share-based compensation expense.

Other income and other expenses

Interest and miscellaneous income for the fourth quarter of 2009 was $274 as compared to $47,000 for the fourth quarter of 2008.  The decrease of approximately $47,000 is attributable to lower cash balances and interest yields during the fourth quarter of 2009.

For the year ended December 2009, interest and miscellaneous income was $43,000 compared to $317,000 for the same period of 2008.  The decrease of $274,000 is attributable to lower cash balances and interest yields during 2009.

On December 31, 2009, we performed an evaluation of our intangible assets for purposes of determining possible impairment.  Upon completion of the evaluation, the fair value of our intangible assets exceeded the recorded remaining book value, except for the valuation of the patent associated with our Zindaclin® technology.  We recognized an impairment charge of $716,633 for the year ended December 31, 2009.  There was no impairment loss for the year ended December 31, 2008.

About ULURU Inc.:

ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal™, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company"), our current belief that we have sufficient liquidity in order to successfully execute our business plan through the third quarter of 2011, the publication of articles and posters, positive clinical results of Altrazeal, the effect of cost-savings programs, our plan to conserve cash, anticipated accelerated revenue growth, the launch of additional products, the outcome of strategic partnerships and our expected completion of strategic partnership negotiations by the end of the year.  When used in this press release, the words "may," "targets," "goal," "could," "should," "would," "believe," "feel," "hope," "expects," "confident," "anticipate," "estimate," "intend," "plan," "potential" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the progress of our technology, clinical and regulatory results for our products, advantages of our products, and cost saving initiatives.  These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	(Unaudited)		(Audited)
	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
REVENUES
License fees	$120,735	$164,459	$193,290	$230,308
Royalty income	50,908	45,135	255,738	286,303
Product sales	61,249	14,607	180,731	184,050
Other	---	32,316	38,190	32,810
Total Revenues	232,892	256,517	667,949	733,471

COSTS AND EXPENSES
Cost of goods sold	12,290	2,604	35,073	140,822
Research and development	244,083	860,673	2,250,153	3,503,638
Selling, general and administrative	624,242	2,024,611	5,665,559	5,992,097
Amortization of intangible assets	272,102	272,102	1,065,390	1,082,571
Depreciation	46,424	32,345	186,690	114,048
Total Costs and Expenses	1,199,141	3,192,335	9,202,865	10,833,176

OPERATING (LOSS)	(966,249)	(2,935,818)	(8,534,916)	(10,099,705)

Other Income (Expense)
Interest and miscellaneous income	274	47,269	42,571	317,070
Interest expense	(12,692)	---	(14,619)	---
Impairment of intangible assets	(716,633)	---	(716,633)	---
Loss on sale of equipment	---	---	(2,121)	---
(LOSS) BEFORE INCOME TAXES	(1,695,300)	(2,888,549)	(9,225,718)	(9,782,635)

Income taxes	---	---	---	---
NET (LOSS)	$(1,695,300)	$(2,888,549)	$(9,225,718)	$(9,782,635)

Basic and diluted net (loss) per common share	$(0.02)	$(0.04)	$(0.14)	$(0.15)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	71,456,653	65,509,481	67,168,941	63,775,653

ULURU Inc.
SELECTED CONSOLIDATED BALANCE SHEET DATA

	December 31, 2009	December 31, 2008

Cash and cash equivalents	$1,934,177	$7,567,588
Current assets	3,544,850	9,312,041
Property and equipment, net	1,631,557	1,828,040
Other assets	8,203,965	9,985,988
Total assets	13,380,372	21,126,069

Current liabilities	929,771	2,243,113
Long term liabilities – deferred revenue	1,272,843	1,356,526
Total liabilities	2,202,614	3,599,639
Total stockholders’ equity	11,177,758	17,526,430